                           SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                          [Amendment No. __________]

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Filed by a Party other than the Registrant [_]

Check the appropriate box:

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     14a-6(e)(2))
[_]  Definitive Proxy Statement
[X]  Definitive Additional Materials
[_]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              SAFETY-KLEEN CORP.
 ................................................................................
               (Name of Registrant as Specified in Its Charter)

 ................................................................................
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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     item 22(a)(2) of Schedule 14A.

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     (1)  Title of each class of securities to which transaction applies: ......

     (2)  Aggregate number of securities to which transaction applies: .........

     (3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11: (1)...............................

     (4)  Proposed maximum aggregate value of transaction: .....................

     (5)  Total fee paid: .................................

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     (4)  Date Filed:  _________________________

                           [SAFETY-KLEEN CORP. LOGO]
                                                               January 23, 1998

Dear Safety-Kleen Shareholder:

  On February 11, you get to decide -- $27 cash per share or the uncertainty of LLE's deal of an unknown value. Which would YOU rather have?

      THE PHILIP MERGER OFFERS           THE LLE PROPOSAL OFFERS
      SAFETY-KLEEN SHAREHOLDERS:         SAFETY-KLEEN SHAREHOLDERS:

      NO STOCK                           LLE STOCK OF UNCERTAIN VALUE

      $27 CASH PER SHARE                 $13.83 CASH/1/

      NO STOCK OWNERSHIP RISKS           RISKS OF BEING A SHAREHOLDER IN LLE

  If the LLE offer is consummated, up to an additional 202 million shares of LLE stock would be issued. Flooding the market with these new shares could cause significant downward pressure on LLE's stock price and diminish the value of your investment.

ASK YOURSELF: IS LAIDLAW ACTING IN YOUR BEST INTERESTS?

  LLE says they're acting in your interest. But, what's in the interest of LLE's parent, Laidlaw Inc., may not be in the best interest of Safety-Kleen shareholders. LLE's offer would allow Laidlaw Inc. to reduce its percentage ownership of LLE and deconsolidate it from Laidlaw Inc.'s balance sheet:

  . LLE's business of dumping hazardous wastes in landfills and burning in incinerators creates tremendous long-term environmental risks.

  . If the LLE offer is consummated, Safety-Kleen shareholders could end up owning more than half the combined company, including the risks of LLE's liabilities.

  We strongly believe that Safety-Kleen's and LLE's businesses have incompatible operating philosophies: Safety-Kleen's business is based on recycling and recovering waste streams for 400,000 customers. LLE's business is based on dumping in landfills and burning in incinerators. We do not believe LLE can achieve even one half of the synergies needed to make the combination accretive to earnings per share of the LLE stock that would be received by Safety-Kleen shareholders.

VOTE FOR FULL VALUE

  Your Board of Directors has secured a strong all-cash offer, which it believes maximizes value for you. The Philip merger represents a 52 percent premium over the price of your stock prior to August 8, 1997, the day your company announced it was exploring strategic options. If you do not vote yes on February 11, this opportunity may be lost with no guarantee of an alternative offer of the same value or in the same time frame.

  DON'T WASTE YOUR VOTE. NOT VOTING IS THE SAME AS VOTING AGAINST RECEIVING $27 PER SHARE IN CASH. We urge you to sign, date and return the enclosed GOLD STRIPED proxy card FOR the Philip merger.
                                          Sincerely,

                                          /s/ Donald W. Brinckman
                                          Donald W. Brinckman
                                          Chairman of the Board

  If you have questions, or need additional information, please call our proxy solicitor, Chase Mellon at 888-224-2734.

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/1/ After LLE deducts Merger Agreement termination fees if it loses its lawsuit challenging such fees.